Exhibit 99.1

SPX FLOW DELIVERS GROWTH IN THIRD QUARTER 2018

●	Revenue Grew 8.0%, Including 7.6% Organic* Growth

●	Operating Income $56 Million and Operating Margin 10.5%, up 290 Points

●	Earnings Per Share $0.77

●	Orders of $500 Million, down 2.4% Year-Over-Year
●	Revised Full Year EPS Guidance to Between $2.21 and $2.34 and EBITDA* Between $232 and $240 Million
____________________________________________________________________________________
CHARLOTTE, NC - October 30, 2018 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter ended September 29, 2018 and revised its 2018 full year guidance.
“Through the first nine months of 2018, we have taken positive steps on our journey to transform SPX FLOW into a high performing operating enterprise. Notably, we developed orders consistently with our product line strategy, securing high-single digit order growth in our highest value product lines while maintaining discipline and selectivity in areas of our portfolio where we are focused on enhancing performance. Over time, we expect this strategy to result in a higher margin profile across the enterprise and a more consistent level of operating performance,” said Marc Michael, President and Chief Executive Officer.
“Looking specifically at Q3, revenue grew 8% driven primarily by the timing of large project execution in our Food and Beverage segment.  Operating margins were 10.5%, up 290 points year-over-year, predominantly due to lower SG&A expenses including reduced incentive compensation. We generated $25 million of free cash flow and net leverage was reduced to 2.4x.”
“We also experienced cost pressure across our business during the third quarter in excess of the targeted surcharges and price increases we implemented earlier in the year to offset cost inflation. We expect to implement additional pricing actions in the fourth quarter to address this issue. However, given the broad-based uptick in material inflation during the period, we did not realize the net price benefits anticipated in our previous full year guidance.”
“Q3 orders were $500 million, down modestly versus the prior year due to a decline in Food and Beverage system orders, largely offset by high-single digit growth in our highest value product lines and a $15 million order for midstream pipeline valves in North America where demand and order activity remains healthy.”
“We have revised our full year guidance to reflect our Q3 results, increased cost inflation and the continued execution against pockets of lower margin revenue in our Q4 backlog. We are now expecting organic revenue growth of 4% to 5% and EPS between $2.21 and $2.34 per share. EBITDA is expected to be between $232 and $240 million, including $8 million of foreign currency losses. And free cash flow is expected to be in the range of $90 to $100 million, approximately 100% conversion of net income.”
“While I am pleased with the progress we are making on our growth strategy, I see the opportunity for a higher level of performance going forward as we continue our operational transformation. Our focus on growing our highest value product lines is strengthening the future return profile of our business and the entire organization is motivated to improve operational performance, increase customer satisfaction and deliver shareholder returns,” concluded Michael.

Third Quarter 2018 Consolidated Results

$ millions; except per share data	Q3 2018	Q3 2017	Variance	Organic Variance
Backlog	$1,015.8	$961.2	5.7%	7.2%
Orders	500.0	512.4	(2.4)%	(0.8)%
Revenues(1)	530.3	491.1	8.0%	7.6%
Operating income	55.8	37.5	48.8%
Margin %	10.5%	7.6%	290bps
Net income	32.7	12.8
EPS	$0.77	$0.30

EBITDA*	$67.8	$53.1	27.7%
Operating Cash Flow	29.4	45.3
Free Cash Flow*	24.5	43.0
Note: The commentary below is compared to the prior year period.

•
Backlog increased 5.7% with growth across all three segments, including double-digit growth in Industrial backlog. Organically, backlog increased by 7.2%, and foreign currency translation impacted backlog by (1.5)%.

•
Orders declined (2.4)% driven by a reduction in large and medium-size system orders in the Food and Beverage segment. Partially offsetting this decline was an increase in OE pipeline valve orders and in Industrial and Food and Beverage component orders. Additionally, aftermarket orders across the enterprise grew high-single-digits with growth in each segment. Organically, orders declined by (0.8)%, and foreign currency translation impacted orders by (1.6)%.

•
Revenues grew 8.0%, and included organic growth in both OE and aftermarket value streams in all three segments. Organic revenue* increased by 7.6%, foreign currency translation impacted revenue by (1.5)% and the adoption of the ASC 606 revenue recognition standard benefited revenue by 1.9%.

•
Operating income was $55.8 million, or 10.5% of revenues, an increase of $18.3 million, or 290 points. The increase in income and margin was driven by a decrease in incentive compensation expense, the revenue growth described above and savings from cost reduction initiatives. Additionally, the company recorded $0.2 million of special charges, as compared to $2.3 million in the prior year period.

•	Other income (expense) was $(2.8) million as compared to $0.6 million in the prior year period primarily driven by foreign currency losses as the U.S. Dollar strengthened against foreign currencies.

•	Diluted earnings per share were $0.77, up 157% from the prior year and included:

◦
A net tax benefit of $0.07 per share as compared to the company's guidance primarily related to the refinement of our accounting with regard to transition tax included in the U.S. Tax Cuts and Jobs Act, and benefits from filing prior year tax returns versus previous expectations.

•	EBITDA* increased by $14.7 million, or 27.7%, to $67.8 million primarily driven by the increase in operating income noted above.

•	Free cash flow* generation was $24.5 million and included $4.9 million of capital expenditures and $1.6 million of restructuring payments.

Third Quarter 2018 Results by Segment
Food and Beverage

$ millions	Q3 2018	Q3 2017	Variance	Organic Variance
Backlog	$343.3	$335.2	2.4%	4.0%
Orders	157.9	188.5	(16.2)%	(14.4)%
Revenues(1)	194.8	176.4	10.4%	7.3%
Income	27.4	19.9	37.7%
As a percent of revenues	14.1%	11.3%	280bps
Note: The commentary below is compared to the prior year period.

•	Backlog increased 2.4% driven primarily by an increase in component and aftermarket orders. Organically, backlog increased by 4.0% and foreign currency translation impacted backlog by (1.6)%.

•
Orders declined (16.2)% due to fewer large system orders as compared to the prior period which contained a dry dairy processing order valued at $28 million. Partially offsetting the decline was an increase in component and aftermarket orders. Organically, orders declined (14.4)%, and foreign currency translation impacted orders by (1.8)%.

•
Revenues grew 10.4% driven by growth in systems, aftermarket and components revenue. Organic revenue* increased by 7.3%, the adoption of the ASC 606 revenue recognition standard benefited revenue by 5.1% and foreign currency translation impacted revenue by (2.0)%.

•	The increase in segment income and margin was primarily driven by a decrease in incentive compensation expense and the revenue growth noted above.
Power and Energy

$ millions	Q3 2018	Q3 2017	Variance	Organic Variance
Backlog	$432.0	$411.2	5.1%	5.9%
Orders	146.3	140.3	4.3%	5.1%
Revenues(1)	146.7	141.0	4.0%	7.0%
Income	11.0	12.8	(14.1)%
As a percent of revenues	7.5%	9.1%	-160bps
Note: The commentary below is compared to the prior year period.

•
Backlog increased 5.1% driven primarily by a higher level of OE valve and pump orders in North American midstream oil applications. Organically, backlog increased by 5.9%, and foreign currency translation impacted backlog by (0.8)%.

•
Orders increased by 4.3% driven primarily by increased demand for oil pipeline valves in the North American midstream oil applications along with an uptick in aftermarket activity for upstream pumps. Organically, orders increased by 5.1%, and foreign currency translation impacted orders by (0.8)%.

•
Revenues increased 4.0% driven primarily by a higher level of OE pump shipments into North American midstream oil applications and modest aftermarket growth. Partially offsetting this growth was a decrease in OE valve shipments. Organic revenue* increased by 7.0%, the adoption of the ASC 606 revenue recognition standard impacted revenue by (2.2)% and foreign currency translation impacted revenue by (0.8)%.

•
The decrease in segment income and margin was due primarily to a lower margin revenue mix and increased costs on oil and gas related projects, which were partially offset by a reduction of incentive compensation expense and savings from cost reduction initiatives.

Industrial

$ millions	Q3 2018	Q3 2017	Variance	Organic Variance
Backlog	$240.5	$214.8	12.0%	14.9%
Orders	195.8	183.6	6.6%	8.7%
Revenues(1)	188.8	173.7	8.7%	8.6%
Income	26.8	22.0	21.8%
As a percent of revenues	14.2%	12.7%	150bps
Note: The commentary below is compared to the prior year period.

•
Backlog increased 12.0% with the growth concentrated in the mixer, pump and hydraulic tools product lines and, to a lesser extent, in dehydration equipment. Organically, backlog increased by 14.9%, and foreign currency translation impacted backlog by (2.9)%.

•
Orders grew 6.6% led by growth across the mixer and dehydration product lines and, to a lesser extent, hydraulic tools and pumps. Partially offsetting this growth was a decline in orders for heat exchangers. Organically, orders increased by 8.7%, and foreign currency translation impacted orders by (2.1)%.

•
Revenues grew 8.7% driven by increased shipments of mixers, dehydration equipment, and pumps. Organic revenue* increased by 8.6%, the adoption of the ASC 606 revenue recognition standard benefited revenue by 2.0% and foreign currency translation impacted revenue by (1.9)%.

•	The segment income growth and margin expansion was driven primarily by the organic growth described above and, to a lesser extent, a reduction in incentive compensation expense.
OTHER ITEMS
Debt Repayment: On October 31, 2018, the company intends to prepay $30 million on its term loan, reducing the outstanding balance to $175 million.
Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended September 29, 2018 with the Securities and Exchange Commission on October 30, 2018. This news release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in rotating, actuating and hydraulic technologies, as well as automated process systems, into food and beverage, industrial and power and energy markets. SPX FLOW has approximately $2 billion in annual revenues with operations in more than 30 countries and sales in more than 150 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP measure. See attached schedules for reconciliation from most comparable GAAP measure. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our condensed consolidated financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these Non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these Non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.

(1)	Organic revenue growth (decline) is calculated on a constant currency basis and excludes the net impact related to the adoption of the ASC 606 revenue recognition standard.
Note: Net leverage is as defined by the company’s credit facility.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2017. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “plan,” “target,” “project,” “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements are only predictions. Actual events or results may differ materially because of market conditions or other factors, and forward-looking statements should not be relied upon as a prediction of actual results. All the forward-looking statements in this press release are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in the 2017 Form 10-K and in any other documents filed by the company with the Securities and Exchange Commission that describe risks and factors that could cause results to differ materially from those projected in these forward-looking statements. These risk factors may not be exhaustive. Further, the company operates in a continually changing business environment and cannot predict new risk factors that may arise as a result of these changes. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, Vice President, Communications and Investor Relations
Phone: 704-752-4486
Email: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenues	$530.3	$491.1	$1,551.8	$1,422.3
Cost of products sold	367.2	332.0	1,060.3	971.1
Gross profit	163.1	159.1	491.5	451.2
Selling, general and administrative	102.8	114.9	337.1	343.2
Intangible amortization	4.3	4.4	13.0	13.3
Special charges	0.2	2.3	3.9	17.6
Operating income	55.8	37.5	137.5	77.1

Other income (expense), net	(2.8)	0.6	(8.2)	(1.8)
Interest expense, net	(11.3)	(15.5)	(36.2)	(47.2)
Income before income taxes	41.7	22.6	93.1	28.1
Income tax provision	(9.2)	(9.6)	(21.9)	(12.2)
Net income	32.5	13.0	71.2	15.9
Less: Net income (loss) attributable to noncontrolling interests	(0.2)	0.2	0.1	0.2
Net income attributable to SPX FLOW, Inc.	$32.7	$12.8	$71.1	$15.7

Basic income per share of common stock	$0.77	$0.31	$1.69	$0.38
Diluted income per share of common stock	$0.77	$0.30	$1.67	$0.37

Weighted average number of common shares outstanding - basic	42.229	41.884	42.169	41.765
Weighted average number of common shares outstanding - diluted	42.696	42.332	42.607	42.126

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	September 29, 2018	December 31, 2017
ASSETS
Current assets:
Cash and equivalents	$221.6	$263.7
Accounts receivable, net	374.4	381.4
Contract assets	82.2	57.7
Inventories, net	318.4	293.9
Other current assets	43.3	50.0
Total current assets	1,039.9	1,046.7
Property, plant and equipment:
Land	34.7	35.1
Buildings and leasehold improvements	235.4	238.3
Machinery and equipment	467.2	461.6
	737.3	735.0
Accumulated depreciation	(391.6)	(374.1)
Property, plant and equipment, net	345.7	360.9
Goodwill	757.6	771.3
Intangibles, net	332.8	350.3
Other assets	147.3	159.8
TOTAL ASSETS	$2,623.3	$2,689.0

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$225.4	$219.4
Contract liabilities	178.9	182.3
Accrued expenses	169.5	207.3
Income taxes payable	19.2	21.6
Short-term debt	29.8	24.2
Current maturities of long-term debt	20.5	20.5
Total current liabilities	643.3	675.3
Long-term debt	787.5	850.9
Deferred and other income taxes	55.7	63.3
Other long-term liabilities	120.6	125.5
Total long-term liabilities	963.8	1,039.7
Mezzanine equity	20.9	22.2
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,660.4	1,650.9
Accumulated deficit	(250.6)	(327.5)
Accumulated other comprehensive loss	(411.6)	(372.8)
Common stock in treasury	(13.5)	(8.9)
Total SPX FLOW, Inc. shareholders' equity	985.1	942.1
Noncontrolling interests	10.2	9.7
Total equity	995.3	951.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,623.3	$2,689.0

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	As of and for the three months ended				As of and for the nine months ended
	September 29, 2018	September 30, 2017	Δ	%/bps	September 29, 2018	September 30, 2017	Δ	%/bps
Food and Beverage
Backlog	$343.3	$335.2	$8.1	2.4%	$343.3	$335.2	$8.1	2.4%
Orders	157.9	188.5	(30.6)	(16.2)%	528.4	538.0	(9.6)	(1.8)%
Revenues	194.8	176.4	18.4	10.4%	548.9	518.8	30.1	5.8%
Gross profit	59.6	56.5	3.1		173.6	161.8	11.8
as a percent of revenues	30.6%	32.0%		(140)bps	31.6%	31.2%		40bps
Selling, general and administrative expense	30.3	34.7	(4.4)		102.6	103.1	(0.5)
as a percent of revenues	15.6%	19.7%		(410)bps	18.7%	19.9%		(120)bps
Intangible amortization expense	1.9	1.9	—		5.7	6.0	(0.3)
Income	$27.4	$19.9	$7.5	37.7%	$65.3	$52.7	$12.6	23.9%
as a percent of revenues	14.1%	11.3%		280bps	11.9%	10.2%		170bps

Power and Energy
Backlog	$432.0	$411.2	$20.8	5.1%	$432.0	$411.2	$20.8	5.1%
Orders	146.3	140.3	6.0	4.3%	460.7	453.5	7.2	1.6%
Revenues	146.7	141.0	5.7	4.0%	443.2	391.9	51.3	13.1%
Gross profit	39.7	43.7	(4.0)		129.6	113.8	15.8
as a percent of revenues	27.1%	31.0%		(390)bps	29.2%	29.0%		20bps
Selling, general and administrative expense	27.6	29.8	(2.2)		88.5	89.2	(0.7)
as a percent of revenues	18.8%	21.1%		(230)bps	20.0%	22.8%		(280)bps
Intangible amortization expense	1.1	1.1	—		3.4	3.3	0.1
Income	$11.0	$12.8	$(1.8)	(14.1)%	$37.7	$21.3	$16.4	77.0%
as a percent of revenues	7.5%	9.1%		(160)bps	8.5%	5.4%		310bps

Industrial
Backlog	$240.5	$214.8	$25.7	12.0%	$240.5	$214.8	$25.7	12.0%
Orders	195.8	183.6	12.2	6.6%	595.2	559.7	35.5	6.3%
Revenues	188.8	173.7	15.1	8.7%	559.7	511.6	48.1	9.4%
Gross profit	63.8	58.9	4.9		188.3	175.6	12.7
as a percent of revenues	33.8%	33.9%		(10)bps	33.6%	34.3%		(70)bps
Selling, general and administrative expense	35.7	35.5	0.2		109.6	107.7	1.9
as a percent of revenue	18.9%	20.4%		(150)bps	19.6%	21.1%		(150)bps
Intangible amortization expense	1.3	1.4	(0.1)		3.9	4.0	(0.1)
Income	$26.8	$22.0	$4.8	21.8%	$74.8	$63.9	$10.9	17.1%
as a percent of revenues	14.2%	12.7%		150bps	13.4%	12.5%		90bps

Consolidated Backlog	$1,015.8	$961.2	$54.6	5.7%	$1,015.8	$961.2	$54.6	5.7%
Consolidated Orders	500.0	512.4	(12.4)	(2.4)%	1,584.3	1,551.2	33.1	2.1%
Consolidated Revenues	530.3	491.1	39.2	8.0%	1,551.8	1,422.3	129.5	9.1%
Consolidated Segment Income	65.2	54.7	10.5	19.2%	177.8	137.9	39.9	28.9%
as a percent of revenues	12.3%	11.1%		120bps	11.5%	9.7%		180bps

Total income for reportable segments	$65.2	$54.7	$10.5		$177.8	$137.9	$39.9
Corporate expense	8.8	14.5	(5.7)		35.2	42.1	(6.9)
Pension and postretirement service costs	0.4	0.4	—		1.2	1.1	0.1
Special charges	0.2	2.3	(2.1)		3.9	17.6	(13.7)
Consolidated Operating Income	$55.8	$37.5	$18.3	48.8%	$137.5	$77.1	$60.4	78.3%
as a percent of revenues	10.5%	7.6%		290bps	8.9%	5.4%		350bps

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended		Nine months ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$32.5	$13.0	$71.2	$15.9
Adjustments to reconcile net income to net cash from operating activities:
Special charges	0.2	2.3	3.9	17.6
Deferred income taxes	2.6	3.0	4.0	(0.9)
Depreciation and amortization	14.6	15.2	44.4	45.9
Stock-based compensation	3.7	4.2	12.8	12.1
Pension and employee benefits provided in stock	0.7	2.2	5.1	5.5
Loss (gain) on asset sales and other, net	—	(1.4)	0.2	(2.9)
Changes in operating assets and liabilities:
Accounts receivable and other assets	10.7	3.0	6.6	28.5
Contract assets and liabilities, net	(18.4)	15.1	(26.0)	32.4
Inventories	8.3	(5.0)	(26.6)	(23.4)
Accounts payable, accrued expenses and other	(23.9)	3.0	(35.9)	14.3
Cash spending on restructuring actions	(1.6)	(9.3)	(11.7)	(27.8)
Net cash from operating activities	29.4	45.3	48.0	117.2
Cash flows from (used in) investing activities:
Proceeds from asset sales and other, net	—	6.3	—	37.4
Capital expenditures	(4.9)	(2.3)	(17.3)	(13.7)
Net cash from (used in) investing activities	(4.9)	4.0	(17.3)	23.7
Cash flows used in financing activities:
Borrowings under senior credit facilities	14.0	—	69.8	125.5
Repayments of senior credit facilities	(19.0)	(6.0)	(134.8)	(208.5)
Borrowings under trade receivables financing arrangement	14.0	12.0	79.5	89.1
Repayments of trade receivables financing arrangement	(17.0)	(12.0)	(79.5)	(110.3)
Borrowings under other financing arrangements	6.5	3.6	10.2	9.4
Repayments of other financing arrangements	(0.7)	(3.0)	(4.6)	(12.6)
Minimum withholdings paid on behalf of employees for net share settlements, net	(0.2)	(0.2)	(4.6)	(3.5)
Dividends paid to noncontrolling interests in subsidiary	(0.1)	—	(2.3)	(1.5)
Net cash used in financing activities	(2.5)	(5.6)	(66.3)	(112.4)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	(5.3)	11.3	(6.6)	37.5
Net change in cash, cash equivalents and restricted cash	16.7	55.0	(42.2)	66.0
Consolidated cash, cash equivalents and restricted cash, beginning of period	206.0	227.2	264.9	216.2
Consolidated cash, cash equivalents and restricted cash, end of period	$222.7	$282.2	$222.7	$282.2

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended September 29, 2018
	Net Revenue Growth	Foreign Currency	Adoption of New Revenue Standard*	Organic Revenue Growth
Food and Beverage	10.4%	(2.0)%	5.1%	7.3%
Power and Energy	4.0%	(0.8)%	(2.2)%	7.0%
Industrial	8.7%	(1.9)%	2.0%	8.6%
Consolidated	8.0%	(1.5)%	1.9%	7.6%

	Nine months ended September 29, 2018
	Net Revenue Growth	Foreign Currency	Adoption of New Revenue Standard*	Organic Revenue Growth (Decline)
Food and Beverage	5.8%	2.4%	3.5%	(0.1)%
Power and Energy	13.1%	2.3%	1.6%	9.2%
Industrial	9.4%	1.4%	1.2%	6.8%
Consolidated	9.1%	2.1%	2.1%	4.9%

*Transitioned to ASC 606 accounting for revenue recognition in Q1 2018.

SPX FLOW, INC. AND SUBSIDIARIES
CASH, DEBT AND NET DEBT RECONCILIATION
(Unaudited; in millions)

	Nine months ended
	September 29, 2018
Beginning cash, cash equivalents and restricted cash	$264.9

Net cash from operating activities	48.0
Capital expenditures	(17.3)
Borrowings under senior credit facilities	69.8
Repayments of senior credit facilities	(134.8)
Borrowings under trade receivables financing arrangement	79.5
Repayments of trade receivables financing arrangement	(79.5)
Borrowings under other financing arrangements	10.2
Repayments of other financing arrangements	(4.6)
Minimum withholdings paid on behalf of employees for net share settlements, net	(4.6)
Dividends paid to noncontrolling interests in subsidiary	(2.3)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	(6.6)

Ending cash, cash equivalents and restricted cash	$222.7

	Debt and Net Debt at
	September 29, 2018	December 31, 2017
Term loan	$205.0	$270.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Other indebtedness	41.5	35.8
Less: deferred financing fees	(8.7)	(10.2)
Total debt	$837.8	$895.6

Total debt	$837.8	$895.6
Less: cash and equivalents	(221.6)	(263.7)
Net debt	$616.2	$631.9

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Nine months ended		2018
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	Mid-Point Guidance
Net cash from operating activities	$29.4	$45.3	$48.0	$117.2	$120
Capital expenditures	(4.9)	(2.3)	(17.3)	(13.7)	(25)
Free cash flow from operations	$24.5	$43.0	$30.7	$103.5	$95

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended		Nine months ended		2018
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	Mid-Point Guidance
Net income attributable to SPX FLOW, Inc.	$32.7	$12.8	$71.1	$15.7	$97

Income tax provision	9.2	9.6	21.9	12.2	33
Interest expense, net	11.3	15.5	36.2	47.2	47
Depreciation and amortization	14.6	15.2	44.4	45.9	59
EBITDA	67.8	53.1	173.6	121.0	236
Special charges	0.2	2.3	3.9	17.6	5
Non-cash compensation expense	3.7	5.7	15.2	16.6	19
Non-service pension and postretirement related costs (benefits)	0.3	0.3	1.5	(0.1)	2
Interest income	1.9	1.2	5.1	3.5	6
Loss (gain) on asset sales and other, net	—	(1.4)	0.2	(2.9)	—
Other	0.2	0.2	0.6	0.5	1
Bank consolidated EBITDA	$74.1	$61.4	$200.1	$156.2	$269